Code of Ethics and Personal Trading Policy
February 14, 2017

Overview

The purpose of this Code of Ethics and Personal Trading Policy (the “Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 (the “Rule”) of the Investment Advisers Act of 1940, as amended (“Advisers Act”). This Code has been adopted by Reinhart Partners, Inc. (the “Adviser”) to set forth standards of conduct and personal trading guidelines for which every director, officer and employee of the Adviser is required to follow.

On an annual basis, such persons will be required to acknowledge that they have received, read and complied with the Adviser’s Compliance Policies and Procedures Manual, which includes this Code. Furthermore, any new director, officer, or employee of the Adviser will also be required to acknowledge that they have read and understand this policy.  Interns hired by the Adviser for short-term employment purposes are also subject to this Code, as well as the Adviser’s other compliance policies and procedures; except that interns are not subject to the reporting requirements of this Code.

Questions concerning this policy should be directed to the Adviser’s Chief Compliance Officer (the “CCO”).

Terms and Definitions

A.	Definitions (as used in this Code)

1.
“Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statues, the Bank Secrecy Act, and any rules adopted thereunder by the SEC or the Department of Treasury.

2.
“Control” has the same meaning as set forth in Section 202(a)(12) of the Advisers Act and Section 2(a)(9) of the 1940 Act, which is the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  The 1940 Act contains a presumption that is useful in determining whether a control relationship exists.  Namely, Section 2(a)(9) of the 1940 Act states that ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company.  This presumption may be countered by the facts and circumstances of a given situation.

3.
“Employee” has the same meaning as “Supervised Person” as set forth in Section 202(a)(25) of the Advisers Act.  In summary, a supervised person is any officer, director, partner, and employee of the Adviser, and any other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

4.
“Access Person” means any supervised person who is involved in making securities recommendations to clients, has access to such recommendations, has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or is a director, officer or partner of the Adviser. Access persons are notified of this designation at the time they become an access person.

5.
“Pecuniary interest” has the same meaning as set forth in Rule 16a-1(a)(2) of the 1934 Act – which is the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

6.
“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act.  As a general matter, “beneficial ownership” will be attributed to an employee in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:

a.	Securities held in a person’s own name;

b.	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

d.
Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an employee beneficially owns a security should be brought to the attention of the CCO.

7.
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.  In general, private placements are considered to be limited offerings.

8.
“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

9.
“Covered Security” includes any Security (see below)  but does not include (i) securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds and derivatives thereof, (ii) bankers’ acceptances, (iii) bank certificates of deposit, (iv) commercial paper, (v) high quality short-term debt instruments (including repurchase agreements), (vi) shares of money market funds, (vii) shares of registered, open-end mutual funds, with the exception of Funds managed by Reinhart and (viii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

10.	“Security” has the same meaning as that set forth in Section 202(a)(18) of the Advisers Act.

11.	“Fund” refers to the Reinhart Mid Cap Private Market Value Fund, a series of the Managed Portfolio Series, an investment company registered as such under the 1940 Act.

Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including the Adviser. As a fiduciary, the Adviser has a duty of utmost good faith to act solely in the best interests of each of its clients.  Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of the Adviser employees and supervised persons. This fiduciary duty compels all employees and supervised persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this Code, and represents the expected basis of all dealings with the Adviser’s clients.

In connection with these expectations, the Adviser has established the following core principles of conduct.  While the following standards are not all-encompassing, they are consistent with the Adviser’s core belief that ethical conduct is premised on the fundamental principles of openness, integrity, honesty and trust.

A.	General Core Principles

1.	The interests of clients will be placed ahead of the Adviser’s interests and the interests of its supervised persons;

2.
Personal securities transactions shall be conducted in a manner consistent with this Code, so as to avoid any actual or perceived conflicts of interest, and any abuse of position of trust and responsibility;

3.	All persons shall refrain from taking inappropriate advantage of their position with the Adviser;

4.	Diligence and care will be taken in maintaining and protecting non-public information concerning the Adviser’ clients (see the Adviser’s Privacy Policy in Addendum E);

5.	Non-public inside information shall not be used in connection with trading in personal accounts nor on behalf of the Adviser’s clients; and

6.	The Adviser will strive to foster an environment which encourages a healthy culture of compliance.

B.	Personal Conduct

1.
Gifts and Entertainment.  Employees are prohibited from receiving any gift, gratuity, hospitality, or other offering of more than a de minimis value (not to exceed $250 annually) from any person or entity doing business with the Adviser or on behalf of the Adviser or any of its clients, and under no circumstance may accept cash. This gift policy generally excludes perishable food items and items or events where the employees have reason to believe there is a legitimate business purpose, for example, business entertainment such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Employees are prohibited from giving any gifts or entertainment that may appear lavish or excessive, and must report to the CCO to give gifts or entertainment in excess of $250 to any client, prospective client, or individual or entity that the Adviser does or is seeking to do business with.

Any gift or entertainment provided by the Adviser to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO.

The Adviser is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

2.
Political Contributions (“Pay to Play”). If an Employee is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek preapproval from the CCO. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5 under the Advisers Act and, to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.  Employees may make contributions to national political candidates, parties, or action committees without seeking preapproval as long as the recipient is not otherwise associated with a state or local political office.

The CCO will meet with any individuals who are expected to become employees to discuss their past political contributions. The review will address the prior six months for persons who will have no involvement in the solicitation of clients; contributions for all other persons will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO.

3.
Charitable Contributions. Donations by employees to charities with the intention of influencing such charities to become clients are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

4.
Service as Director for an Outside Company.  Any employee wishing to serve as director for an outside company (public or private) or non-profit organization must first seek written approval from the CCO.  In reviewing the request, the CCO will determine whether such service is consistent with the interests of the firm and its clients. Employees shall not serve as a director or member of an advisory board of a company that is held in any client portfolios.

5.
Outside Business Activities.  Any employee wishing to engage in business activities outside of the Adviser’s business must seek written approval from the CCO and if requested, provide periodic reports to the CCO summarizing those outside business activities. Outside business activities include any activity engaged in to earn income or with the potential to do so in the future. This does not include volunteer activities.

6.
Compliance with Federal Securities Laws.  Employees are expected to comply with federal securities laws.  Strict adherence to all the Adviser’s policies and procedures will assist such persons with this important requirement.

7.
Social Media, Blogs and Chat Rooms.  Employees are prohibited from posting information related to the Adviser, its clients, investing or other business-related information to social media websites, Internet blogs and chat rooms. Employees who maintain accounts with social media websites are permitted to use the Adviser’s name as their employer, but are prohibited from including any other information related to the Adviser. Social media websites include, but are not limited to, the following:

1.	Facebook

2.	Twitter

3.	Google+

4.	LinkedIn

5.	LinkedFA

C.	Protection of Material Non-public Information

1.	Employees are expected to exercise diligence and care in maintaining and protecting client non-public, confidential information.

2.	Employees are also expected to not divulge information regarding the Adviser’s securities recommendations or client securities holdings to any individual outside of the firm, except:

a.	As necessary to complete transactions or account changes (for example, communications with broker-dealers and custodians);

b.	As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant);

c.
With various service providers providing administrative services to the Adviser (such as a technology vendor), only after the Adviser has entered into a contractual agreement that prohibits the vendor from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

d.	As required or permitted by law or if instructed by regulatory authorities with jurisdiction over the firm to do so.

D.	Unlawful Actions

It is unlawful for affiliated persons of the Fund, any investment adviser of the Fund or the principal underwriter of the Fund, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund to:

1.	Employ any device, scheme or artifice to defraud the Fund;

2.
Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	Engage in any manipulative practice with respect to the Fund.

Personal Trading Policy

A.	Prohibited Transactions

1.	Access persons may not purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if:

a.	Such security is being purchased or sold by a client that same day;

b.	The client has a pending buy or sell order in the same security;

c.	The client will purchase or sell the same security within the next three trading days; or

d.	Such security is being considered for purchase or sale by a client.

2.
Employees are precluded from executing personal securities transactions of issuers about which the Adviser has inside information.  Refer to the firm’s Insider Trading Policy in Addendum D for more information.

B.	Personal Trading Restrictions - Initial Public Offerings and Limited Offerings

Access persons may not acquire any securities in an initial public offering (“IPO”) or limited offering without express prior written approval from the CCO (purchases by the CCO must be approved by the Designated Supervisory Person).  Investment personnel should disclose to the client their investment in an IPO or limited offering security if he or she takes part in the Adviser’s subsequent decision to recommend or purchase any security of that issuer to the client.

C.	Pre-Clearance of Personal Securities Transactions

Each access person is required to obtain approval from a member of the Portfolio Management Team prior to purchasing or selling any security (under no circumstances may an access person approve his/her own personal security transaction request).  Once approved, the trade must be executed on the day the trade is approved.  Failure to execute the transaction on the day trade approval is granted will void the pre-clearance approval, requiring resubmission of the pre-clearance request.

Pre-clearance is not required for transactions involving the following securities:

1.
Securities included in standard products managed by the Adviser so long as the access person maintains an account managed within a standard product and the transactions are executed by the portfolio manager responsible for the product and clients invested within that product are included in the recommended transactions;

2.	Securities included in the S&P 500 index; or

3.	Shares of Exchanged Traded Funds (ETFs”).

No explanations are required for refusals. In some cases, trades may not be approved for reasons that are confidential.

Reporting Requirements

A.	Reporting Requirements by Access Persons

1.
Initial Portfolio Holdings Report.  New access persons are required to provide a report of all personal securities holdings to the CCO within 10 days upon becoming an access person.  Investment statements may be submitted in lieu of filling out a separate report so long as the statements contain all required security holdings.  The investment statements should be current as of a date not more than 45 days prior to the statement submission date and should contain the following information:

•	Account Number
•	Security Name
•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Broker-dealer or Bank Name
•	Date the access person submits the report

2.	Quarterly Reports. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

•	Name of the broker, dealer or bank with whom the access person established the account;
•	Date the account was established; and
•	Date that the report is submitted by the access person.

Within 30 calendar days following the end of each calendar quarter, each access person shall arrange for statements reflecting all personal securities transactions that took place during that quarter in which such person had a direct or indirect beneficial ownership to be submitted to the CCO for review.  Investment statements shall contain all the required information, as described below.  If an access person had effected no transactions that quarter, investment statement(s) are required to be submitted reflecting no transaction activity.

Information to be included on the investment statement is as follows:

•	Transaction Date
•	Security Name
•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Interest Rate and Maturity
•	Type of Transaction (Purchase, Sale or Other)
•	Price
•	Principal Amount
•	Broker-dealer Name
•	Account Number
•	Date the access person submits the report

3.
Annual Portfolio Holdings Report.  All access persons are required to provide a report of all personal securities holdings to the CCO on an annual basis, defined as every 12 months. Investment statements may be submitted in lieu of filling out a separate report so long as the statements contain all required security holdings.  The investment statements should be submitted within 30 days following year-end and reflect holdings, as of a date not more than 45 days before submission, and should contain the following information:

•	Account Number
•	Security Name
•	Ticker Symbol or CUSIP number
•	Number of Shares or Par
•	Principal Amount
•	Broker-dealer or Bank Name
•	Date the access person submits the report

B.	Submission of Duplicate Confirmations and Periodic Statements

Whenever possible, access persons should arrange for duplicate copies of periodic statements of his or her investment accounts to be sent to the CCO.  This requirement applies to any account over which the access person has direct or indirect beneficial ownership.  If submission of a duplicate copy of an investment account is not possible due to the infrequency of statements or the limitations of the broker or administrator, the access person shall submit of a copy of the statement or obtain the required information and submit it to the CCO in a separate report. Access persons should request that their broker suppress duplicate trade confirmations as the firm does not need to receive trade confirmations.

C. Reporting Requirements

On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations.  This annual report shall be submitted to the Adviser’s Board of Directors, as well as to the Board of Trustees of the Fund managed by the Adviser.

The CCO shall review all access person reports to determine whether a possible violation of the Code and/or other applicable trading policies and procedures may have occurred.  No access person shall review his or her own reports. The Designated Supervisory Person shall review the CCO’s reports if the CCO is also an access person.

Record Retention Requirements

The Adviser will keep the following records regarding this Code:

1.	Current and historic copies of this Code;

2.	Employee’s written acknowledgements of receipt of the Adviser’s Compliance Policies and Procedures Manual, which includes this Code;

3.	Historic listings of all employees subject to this Code;

4.	Violations of the Code, and records of action taken as a result of the violations;

5.	All reports made by access persons and/or copies of investment account statements;

6.	Written personal security trading approvals, including documentation of the reasons for the approval;

7.	List of all government entities that were clients in the past five years;

8.
List of all direct or indirect contributions made by the Adviser or any of its employees to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee. These records shall be maintained in chronological order and indicate the name and title of each contributor, the name and title of each recipient, the amount and date of each contribution, and whether the contribution was the subject of the exception for certain returned contributions;

9.
The name and business address of each entity to which the Adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf; and

10.
A copy of each report required under “Reporting Requirements” of this Code, for at least five (5)  years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

Reporting of Violations

All employees are required to promptly report any violation of this policy (including the discovery of any violation committed by another employee) to the CCO.  Examples of items that should be reported include, but are not limited to:  noncompliance with federal securities laws, conduct that is harmful to clients, and purchasing or selling securities contrary to the personal trading policy.  The CCO will determine whether such violations are material and, therefore, should be reported to the Adviser’s Board of Directors.

All employees are encouraged to report any violations or perceived violations as it will not be viewed negatively by management, even if the reportable event, upon investigation, is determined to be non-volitional in nature.

Sanctions

The Adviser’s Board of Directors may impose sanctions as it deems appropriate upon any person who violates this Code.  Sanctions may include a letter of censure, reversal of unauthorized transactions, disgorgement of profits from prohibited or restricted transactions, suspension of employment, termination of employment, fines, and prosecution.

List of Exhibits

Exhibit A:  Trade Preauthorization Form

Exhibit B:  Employee Investment Activity Disclosure Form

Exhibit D:  Political Contributions Preclearance Form

Exhibit E:  New Employee Political Contributions Form

Exhibit F:  Quarterly Political Contributions Form